Exhibit 99.1

FOR IMMEDIATE RELEASE

March 16, 2010

Contact:

Cloud Peak Energy Inc.

Karla Kimrey

Vice President, Investor Relations

303-713-5000

CLOUD PEAK ENERGY INC. ANNOUNCES RESULTS FOR

FULL YEAR AND FOURTH QUARTER 2009

Gillette, WY, March 16, 2010 — Cloud Peak Energy Inc. (NYSE:CLD), the third-largest U.S. coal producer and the only pure-play Powder River Basin coal company, today announced record results for 2009, with its highest ever revenues, EBITDA (defined below) and net income.  Income from continuing operations was $182 million, or $2.97 per share diluted, on revenues of $1.4 billion.  In 2008, the company reported income from continuing operations of $88 million, or $1.47 per share diluted, on revenues of $1.2 billion.  EBITDA for 2009 was a record $396 million compared to $279 million in 2008.

Full Year 2009 Highlights

•                  IPO and related financing and corporate transactions completed in late 2009.

•                  Record results, including EBITDA of $396 million.  Income from continuing operations of $182 million.

•                  Excellent health, safety and environmental record.

•                  Well positioned balance sheet with total available liquidity of almost $620 million, and low, long-term operational liabilities.

Record 2009 Financial Results

Cloud Peak Energy generated record EBITDA of $396 million in 2009, despite a decrease in tons sold compared to 2008.  Income from continuing operations was $182 million on revenues of $1.4 billion in 2009, compared to $88 million on revenues of $1.2 billion in 2008.

Mr. Colin Marshall, President and Chief Executive Officer of Cloud Peak Energy Inc., said, “I am pleased to report Cloud Peak Energy’s strong performance despite operating in what was clearly a challenging external environment.”

The company’s 2009 performance was favorably impacted by its forward sales strategy, allowing Cloud Peak Energy to benefit from strong demand for Powder River Basin, or PRB, coal in prior years when entering into the related coal supply contracts for 2009 delivery.  As a result of these forward sales contracts, Cloud Peak Energy commenced 2009 with its expected annual production substantially sold and realized a nearly 14 percent increase in the average price per ton of coal produced from our three operated mines in 2009 over 2008.  This price

505 South Gillette Avenue • PO Box 3009 • Gillette, WY  82717-3009

Phone:  (307) 687-6000 • Fax:  (307) 687-6015

increase more than offset a 3 percent or 2.8 million decrease in tons of coal produced from these mines in 2009 relative to 2008. This decrease in volume reflected the downturn in the overall economic conditions in the U.S. markets near the end of 2008 that continued into 2009.

The company’s export sales and brokering transactions positively impacted 2009 results.  Cloud Peak Energy shipped 1.6 million tons from its Spring Creek mine through the Westshore Terminal in Vancouver, Canada to export markets in Asia.  In addition, 2009 was the last full year of contribution from a favorably priced brokered coal sales contract, which will expire in early 2010.  This 25-year-old contract contributed approximately $75 million to the company’s 2009 EBITDA.  The company estimates that the contract will contribute approximately $8 million in 2010 EBITDA prior to its expiration.  The expiration of this contract is reflected in the company’s 2010 guidance contained below in this release.

In 2009, the company continued its focus on cost controls.  These cost controls included aligning production with market demand and tightly managing variable costs, principally associated with contractors and overtime.  The company also benefited from reduced diesel fuel prices.  With its unhedged position, Cloud Peak Energy’s average cost of diesel fuel was $1.87 per gallon for 2009, compared to $3.31 per gallon for 2008.  The company has not entered any diesel fuel hedging transactions for 2010 and is currently reviewing possible hedging strategies.

For the fourth quarter of 2009, revenues were $337 million, an increase from $335 million in revenues in the fourth quarter of 2008.  EBITDA for the fourth quarter of 2009 was $86 million, an increase from $76 million in the year ago period. Income from continuing operations was $35 million compared to $33 million for 2008.

Excellent Health, Safety and Environmental Record

According to Mine Safety and Health Administration data, the company’s 2009 all injury frequency rate (AIFR) was 0.66, the lowest 2009 AIFR among the five leading U.S. coal companies.

Marshall said, “We want each and every person to go home safely each day. Safety is a core value at Cloud Peak Energy that will not be compromised. Not only is it the right focus for our employees and contractors and their families, but I believe safe operations correspond very closely with well-run operations that can deliver consistently improving performance and profitability.”

Marshall continued, “We are also proud of our 2009 environmental performance and record of delivering on our commitment to minimize the environmental impacts of our operations.  In the area of reclaiming former mining lands, we exceeded our initial targets and reclaimed 869 acres of land in 2009.  Our mines also won a number of awards in recognition of outstanding environmental stewardship, including the Office of Surface Mining Award for Excellence for the company’s reclamation performance at its Spring Creek mine and the Wyoming Game and Fish Stewardship Award at its Antelope Mine.”

Fourth Quarter 2009 IPO and Related Financing and Corporate Transactions

In November 2009, Cloud Peak Energy Inc. successfully completed its initial public offering and acquisition of a 51.7 percent controlling interest in Cloud Peak Energy Resources LLC, which operates three wholly-owned surface mines in Wyoming and Montana, and owns a 50 percent non-operating interest in a fourth surface coal mine in Montana.  Rio Tinto Energy America holds the remaining non-controlling ownership interest in Cloud Peak Energy Resources LLC.

Prior to the IPO, Cloud Peak Energy Resources LLC sold the Jacobs Ranch mine to Arch Coal, Inc. and distributed the proceeds to Rio Tinto.  The results associated with Jacobs Ranch are classified as discontinued operations in the consolidated financial statements of Cloud Peak Energy Inc.

Also in the fourth quarter of 2009, Cloud Peak Energy issued 8.25 percent Senior Notes due 2017 and 8.5 percent Senior Notes due 2019, resulting in proceeds of $595 million.  In connection with the IPO structuring transactions, approximately $310 million of the net proceeds were distributed to Rio Tinto, with the remaining net proceeds retained by Cloud Peak Energy for various corporate purposes, including providing cash reserves to secure the company’s reclamation obligations and for operational capital expenditure requirements and future coal lease acquisitions.  Concurrent with the senior notes issuance, the company entered into a $400 million senior secured revolving credit facility, which expires in December 2013.

Balance Sheet

Unrestricted cash on hand as of December 31, 2009 was $268 million.  Restricted cash, which secures a portion of the company’s future reclamation obligations, was $80 million at year-end 2009.  As of December 31, 2009 there were no amounts drawn under the company’s $400 million credit facility, $52 million of which was committed at year-end in connection with the issuance of letters of credit to secure reclamation obligations.  Cloud Peak Energy’s year end balance sheet is well positioned with total available liquidity of almost $620 million.

The company’s long-term debt as of December 31, 2009 was $595 million for the senior notes plus other long-term debt of $178 million (including the current portion), primarily reflecting the company’s discounted payment obligations under federal coal leases.

Marshall stated, “With our positive cash flow generated from our operations and cash balance, we believe we are well-positioned to effectively manage our current operations, acquire additional coal leases and pursue growth opportunities for our business.  We also have proportionally low long-term reclamation and other operational liabilities because we only operate surface mines in the PRB, and, as a new stand-alone company, we do not carry a long history of accumulated pension or postretirement welfare benefit obligations.  Our low, long-term liabilities, combined with availability under our revolving credit facility, further enhances our balance sheet strength.”

2009 Coal Market Trends

2009 was a challenging year for the broader U.S. economy as well as the U.S. coal markets.  The Energy Information Administration (EIA) estimates that 2009 U.S. coal production was down approximately 95 million tons, or 8 percent, from 2008 levels. Utilities burned less coal in 2009 due to lower industrial and consumer electricity demand stemming primarily from the global economic downturn, cooler summer temperatures which reduced air-conditioning demand, and utilities switching to gas-fired generation in light of comparatively low natural gas prices.

The reduced demand, coupled with low exports, resulted in high coal stockpiles as utilities took delivery of coal that had been contracted before the economic downturn.  Displacement of coal by natural gas occurred primarily in regions where bituminous coal is used.  As a result, eastern (bituminous) stockpiles ended 2009 at higher levels than western (sub-bituminous) coal stockpiles.  As PRB coal was typically consumed in low cost, base-load power stations which continued to be dispatched, demand for PRB coal was not impacted as heavily as demand for coal from other major basins.

The economic downturn also negatively affected demand for internationally traded coal, reducing total U.S. exports.

2010 Outlook

Marshall said, “The outlook for 2010 is more promising than we saw twelve months ago.  Much of the U.S. experienced a cold start to the year, which has stimulated demand and created a greater drawdown in coal stockpiles than we would have expected.  According to industry estimates, stockpiles have been reduced by 28 million tons since November 2009 and at the end of February were approximately 175 million tons. While overall this level is still above normal, many large utilities’ stockpiles are currently within their more traditional historical ranges.”

He continued, “Although we remain cautious, the economy appears to be firming and potentially improving.  The EIA is estimating electric power generation to grow by nearly two percent during 2010.  Further, additional capacity of five gigawatts of electricity generation is expected to come on-line in 2010 in the U.S.  Much of this new capacity is designed to be fueled by PRB coal.  Since the beginning of 2010, the forward price curve has strengthened, further supporting expectations of an improvement in economic conditions and coal demand firming as we move through the year and into 2011.”

“Our strategy is to enter each year with our expected production essentially fully sold, which has consistently proven to be a prudent and profitable approach.  This was especially true in 2009 when we were able to deliver record results during a period of economic uncertainty.  For 2010, we have once again contracted all of our planned production and will remain focused on managing our costs.  Of our 2010 planned production, 94 percent is committed under fixed price contracts with a weighted average price of $12.52 per ton.  For 2011 we have currently contracted to sell 64 million tons from our three operated mines.  Of this committed 2011 production, 49 million tons are under fixed price contracts with a weighted average price of $13.27 per ton.  We will seek to opportunistically grow our Asian exports through the Westshore Terminal by capitalizing on the inherent advantages of our Spring Creek mine’s location and higher energy content of the coal.  Looking ahead to 2011 and beyond, we are hopeful that we will benefit from our remaining uncontracted position which gives us exposure to recently increased forward coal sales prices.” said Marshall.

Marshall continued, “All of our mines are surface mines within the PRB, which is characterized by its low-cost base, location in a part of the U.S. that is generally supportive of coal mining, lower sulfur content and substantial unleased tonnage.  As the economy recovers, we expect PRB coal demand to benefit from overall growth in demand for electricity, reductions in supply from Central Appalachia, increased exports of U.S. metallurgical coal and reduced imports.  As we begin our first full calendar year as a public company, we believe Cloud Peak Energy, as the only pure-play PRB operator, is well positioned to capitalize on improvements in economic conditions while successfully navigating the inevitable market challenges we will face.”

Guidance - 2010 Financial and Operational Estimates

The following table provides the company’s current outlook and assumptions for selected 2010 financial and operational metrics:

Item	Estimate or Estimated Range
Total coal sales	92 – 97 million tons
Coal production for our three operated mines	88 – 93 million tons
Committed sales with fixed prices	94% of estimated 2010 production
Average price of fixed contracts	$12.52 per ton
Average cost of produced coal (1)	$8.80 - $9.40 per ton
Other operating income	$10 - $20 million
Selling, general and administrative expense	$55 - $80 million
Interest expense	$55 - $65 million
Depreciation, depletion, amortization	$115 - $135 million
Effective income tax rate (2)	16% - 20%
Capital expenditures (excludes federal coal leases)	$80 - $90 million
Committed federal coal lease cash payments	$64 million

(1) Represents average Cost of Product Sold for produced coal for our three operated mines. The company has not entered any diesel fuel hedging transactions for 2010 and is currently reviewing possible hedging strategies.

(2) The company’s effective income tax rate is expected to be lower than the federal statutory rate of 35 percent primarily because Cloud Peak Energy Inc., the publicly traded parent company, provides for tax only on its controlling 51.7 percent share of income from Cloud Peak Energy Resources LLC.

Conference Call Details

A conference call with management is scheduled at 5:00 p.m. EDT on March 16, 2010, to review the results and current business conditions. The call will be webcast live over the Internet from the Company’s Web site at www.cloudpeakenergy.com under “Investor Relations.” Participants should follow the instructions provided on the Web site for downloading and installing the audio applications necessary to join the webcast. Interested individuals also can access the live conference call via telephone at 800-573-4840 (domestic) or 617-224-4326 (international) and entering passcode 95523998.

Following the live webcast, a replay will be available at the same URL on the Company’s Web site for 7 days. A telephonic replay will also be available approximately one hour after the call and can be accessed by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering passcode 80783859. The telephonic replay will be available for seven days.

About Cloud Peak Energy™

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is the third largest U.S. coal producer and the only pure-play Powder River Basin coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy specializes in the production of low sulfur, sub-bituminous coal.  The company owns and operates three surface coal mines in the Powder River Basin, the lowest cost major coal producing region in the nation.  The Antelope Mine and Cordero Rojo Mine are located in Wyoming and the Spring Creek Mine is located near Decker, Montana. With approximately 1,500 employees, the company is widely recognized for its exemplary performance in its safety and environmental programs. Cloud Peak Energy is a sustainable fuel supplier for approximately 4 percent of the nation’s electricity.

Cautionary Note Regarding Forward-Looking Statements

This release and our related presentation contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning. Forward-looking statements are based on management’s current expectations or beliefs, as well as assumptions and estimates regarding our company, industry, economic conditions, government regulations and other factors.  Forward-looking statements may include, for example, (1) our outlook for 2010 and future periods for our company, Powder River Basin coal and the coal industry in general, and our 2010 operational and financial guidance; (2) anticipated improvements in overall economic conditions; (3) prices for natural gas and other alternative sources of energy used to generate electricity; (4) coal stockpile levels and the impacts on future demand; (5) our plans to replace and/or grow our coal tons; (6) operational plans for our mines; (7) our cost management efforts; (8) industry estimates of the EIA and other third party sources; (9) our transition to a stand-alone public company and related costs; and (10) other statements regarding our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other matters that do not relate strictly to historical facts. These statements are subject to significant risks, uncertainties and assumptions that are difficult to predict and could cause actual results to differ materially from those expressed or implied in the forward-looking statements.  Factors that could adversely affect our future results include, for example, (a) future economic conditions; (b) demand for our coal by the domestic electric generation industry and the price we receive for our coal; (c) reductions or deferrals of purchases by major customers and our ability to renew sales contracts; (d) environmental, health, safety, endangered species or other legislation, regulations and court decisions or government actions, including any new requirements affecting the use, demand or price for coal or imposing additional costs, liabilities or restrictions on our mining operations; (e) public perceptions and governmental actions relating to concerns about climate change, including emissions restrictions and governmental subsidies that make wind, solar or other alternative fuel sources more cost-effective and competitive with coal; (f) the impact of our IPO structuring and financing transactions and ability to successfully operate as a stand-alone public company; (g) operational, geological, equipment, permit, labor, weather-related and other risks inherent in surface coal mining; (h) our ability to efficiently conduct our mining operations, (i) transportation availability, performance and costs; (j) availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; (k) our ability to acquire future coal tons through the federal LBA process and necessary surface rights in a timely and cost-effective manner; (l) access to capital and credit markets and availability and costs of credit, surety bonds, letters of credit, and insurance; (m) the impact of direct and indirect competition from coal producers and competing sources of energy; (n) litigation and other contingent liabilities; and (o) other risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission (“SEC”), including those in Item 1A - Risk Factors in our forthcoming 2009 Form 10-K.  There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material. We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release or our related presentation, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

This release and our related presentation include the non-GAAP financial measure of EBITDA.  EBITDA, a performance measure used by management, is defined as income (loss) from continuing operations plus: (1) interest expense (net of interest income), (2) income tax provision, (3) depreciation and depletion, (4) amortization, and (5) accretion.  EBITDA is not defined under generally accepted accounting principles in the U.S., or GAAP, and does not purport to be an alternative to net income or other GAAP financial measures as a measure of operating performance. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Our presentation of EBITDA may be different than EBITDA as defined in our debt financing agreements. We believe that EBITDA is useful to investors and other external users of our consolidated financial statements as an additional tool to evaluate and compare our operating performance, because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and depletion, amortization and accretion, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired. However, using EBITDA as a performance measure has material limitations as compared to net income, or other financial measures as defined under GAAP, as it excludes certain recurring items which may be meaningful to investors.  EBITDA is also used as a performance measure in our compensation program for our executives. A quantitative reconciliation of EBITDA to income from continuing operations is found in the tables accompanying this release.

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CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share amounts)

	Year Ended December 31,
	2009	2008	2007
Revenues	$1,398,200	$1,239,711	$1,053,168
Costs and Expenses
Cost of product sold (exclusive of depreciation, depletion, amortization and accretion, shown separately)	933,489	894,036	755,280
Depreciation and depletion	97,869	88,972	80,133
Amortization	28,719	45,989	34,512
Accretion	12,587	12,742	12,212
Selling, general and administrative expenses	69,835	70,485	50,003
Asset impairment charges	698	2,551	18,297
Total costs and expenses	1,143,197	1,114,775	950,437
Operating income	255,003	124,936	102,731
Other income (expense)
Interest income	320	2,865	7,302
Interest expense	(5,992)	(20,376)	(40,930)
Other, net	9	1,715	274
Total other expense	(5,663)	(15,796)	(33,354)
Income from continuing operations before income tax provision and earnings from unconsolidated affiliates	249,340	109,140	69,377
Income tax provision	(68,249)	(25,318)	(18,050)
Earnings from unconsolidated affiliates, net of tax	1,381	4,518	2,462
Income from continuing operations	182,472	88,340	53,789
Income (loss) from discontinued operations, net of tax	211,078	(25,215)	(21,482)
Net income	393,550	63,125	32,307
Less: Net income attributable to noncontrolling interest	11,849	—	—
Net income attributable to controlling interest	$381,701	$63,125	$32,307

Amounts attributable to controlling interest common shareholders:
Income from continuing operations	$170,623	$88,340	$53,789
Income from discontinued operations	211,078	(25,215)	(21,482)
Net income	$381,701	$63,125	$32,307

Earnings (loss) per common share attributable to controlling interest:
Basic
Income from continuing operations	$3.01	$1.47	$0.90
Income from discontinued operations	3.73	(0.42)	(0.36)
Net income	$6.74	$1.05	$0.54
Weighted-average shares outstanding — basic	56,616,986	60,000,000	60,000,000
Diluted
Income from continuing operations	$2.97	$1.47	$0.90
Income from discontinued operations	3.52	(0.42)	(0.36)
Net income	$6.49	$1.05	$0.54
Weighted-average shares outstanding — diluted	60,000,000	60,000,000	60,000,000

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share data)

	December 31,
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$268,316	$15,935
Restricted cash	80,180	—
Accounts receivable, net	82,809	79,451
Due from related parties	8,340	—
Inventories, net	64,199	55,523
Deferred income taxes	280	33,602
Other assets	7,321	9,751
Current assets of discontinued operations	—	56,979
Total current assets	511,445	251,241
Property, plant and equipment, net	987,143	927,910
Intangible assets, net	3,197	31,916
Goodwill	35,634	35,634
Deferred income taxes	100,520	—
Other assets	39,657	8,301
Noncurrent assets of discontinued operations	—	530,189
Total assets	$1,677,596	$1,785,191
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$57,304	$55,503
Royalties and production taxes	102,912	96,060
Accrued expenses	47,763	42,401
Due to related parties	—	12,763
Current portion of tax agreement liability	758	—
Current portion of other long-term debt	55,282	71,860
Current liabilities of discontinued operations	—	65,258
Total current liabilities	264,019	343,845
Tax agreement liability, net of current portion	53,751	—
Senior notes	595,321	—
Other long-term debt, net of current portion	123,085	137,666
Asset retirement obligations, net of current portion	175,940	164,234
Deferred income taxes	—	86,320
Other liabilities	20,002	5,998
Noncurrent liabilities of discontinued operations	—	61,962
Total liabilities	1,232,118	800,025
Equity
Common stock ($0.01 par value; 200,000,000 shares authorized; 31,449,002 and 1 shares issued and outstanding at December 31, 2009 and 2008, respectively)	314	—
Additional paid-in capital	251,083	—
Retained earnings (deficit)	8,459	(116)
Former parent’s equity	—	989,790
Accumulated other comprehensive loss	(6,951)	(4,508)
Total Cloud Peak Energy Inc. shareholders’ equity	252,905	985,166
Noncontrolling interest	192,573	—
Total equity	445,478	985,166
Total liabilities and equity	$1,677,596	$1,785,191

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Year Ended December 31,
	2009	2008	2007
Cash flows from continuing operations
Operating activities
Income from continuing operations	$182,472	$88,340	$53,789
Adjustments to reconcile income to net cash provided by operating activities:
Depreciation and depletion	97,869	88,972	80,133
Amortization	28,719	45,989	34,512
Accretion	12,587	12,742	12,212
Asset impairment charges	698	2,551	18,297
Earnings from unconsolidated affiliates	(1,381)	(4,518)	(2,462)
Distributions of income from equity investments	4,000	4,750	—
Deferred income taxes	13,595	(18,697)	4,645
Expenses paid by affiliates	—	31,216	13,705
Stock compensation expense	1,919	727	644
Interest expense converted to principal	—	16,755	33,816
Other, net	750	1,336	(247)
Changes in operating assets and liabilities:
Accounts receivable, net	(3,358)	12,609	(17,519)
Inventories, net	(7,638)	(5,707)	(7,045)
Due to or from related parties	103,414	(129,252)	57,162
Other assets	(1,097)	(4,377)	681
Accounts payable and accrued expenses	28,890	9,715	10,216
Asset retirement obligations	(4,855)	(3,151)	(2,448)
Net cash provided by operating activities from continuing operations	456,584	150,000	290,091
Investing activities
Purchases of property, plant and equipment	(119,742)	(138,104)	(91,499)
Payment on refundable deposit	—	(11,806)	(24,397)
Return of refundable deposit	—	33,156	—
Restricted cash deposit	(80,180)	—	—
Change in cash advances to affiliate	(217,468)	(35,025)	22,850
Other, net	313	(1,880)	2,469
Net cash used in investing activities from continuing operations	(417,077)	(153,659)	(90,577)
Financing activities
Borrowings on long-term debt	595,284	40,000	—
Repayments on other long-term debt	(68,583)	(39,415)	(145,175)
Payment of debt issuance costs	(26,585)	—	—
Proceeds from issuance of common stock	433,755	—	—
Distributions to Rio Tinto America	(1,516,058)	(3,448)	(2,465)
Net cash used in financing activities from continuing operations	(582,187)	(2,863)	(147,640)
Net cash provided by (used in) continuing operations	(542,680)	(6,522)	51,874
Cash flows from discontinued operations
Net cash from operating activities	36,029	50,320	30,795
Net cash from investing activities	759,032	(41,231)	(72,923)
Net cash from financing activities	—	(10,248)	(5,715)
Net cash provided by (used in) discontinued operations	795,061	(1,159)	(47,843)
Net increase (decrease) in cash and cash equivalents	252,381	(7,681)	4,031
Cash and cash equivalents at beginning of year	15,935	23,616	19,585
Cash and cash equivalents at end of year	$268,316	$15,935	$23,616

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(dollars in thousands)

	Year Ended December 31,
	2009	2008	2007
EBITDA	$395,568	$278,872	$232,324
Depreciation and depletion	(97,869)	(88,972)	(80,133)
Amortization	(28,719)	(45,989)	(34,512)
Accretion	(12,587)	(12,742)	(12,212)
Interest income	320	2,865	7,302
Interest expense	(5,992)	(20,376)	(40,930)
Income tax provision	(68,249)	(25,318)	(18,050)
Income from continuing operations	$182,472	$88,340	$53,789

	Year Ended December 31, 2009				Year Ended December 31, 2008
	First	Second	Third	Fourth	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
EBITDA	$97,314	$102,944	$109,232	$86,078	$80,420	$54,452	$68,317	$75,683
Depreciation and depletion	(21,843)	(22,493)	(24,047)	(29,486)	(21,814)	(23,515)	(23,929)	(19,714)
Amortization	(8,510)	(7,741)	(8,519)	(3,949)	(18,043)	(8,562)	(10,422)	(8,962)
Accretion	(2,724)	(2,733)	(2,945)	(4,185)	(2,969)	(2,843)	(3,114)	(3,816)
Interest income	60	82	86	92	1,286	1,238	158	183
Interest expense	(469)	(477)	(61)	(4,985)	(6,592)	(6,314)	(7,068)	(402)
Income tax provision	(18,673)	(19,959)	(21,256)	(8,361)	(10,018)	(4,099)	(1,559)	(9,642)
Income from continuing operations	$45,155	$49,623	$52,490	$35,204	$22,270	$10,357	$22,383	$33,330